Exhibit 16.1

December 11, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: 3DX Industries, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated December 11, 2014, of 3DX Industries, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very Truly Yours,

Certified Public Accountants

Salt Lake City, Utah

December 11, 2014